Exhibit 99.1

News Release

Terry J. Holton Named Seaboard Foods President and Chief Executive Officer

SHAWNEE MISSION, KS (Dec. 21, 2011) - Seaboard Corporation announced today that Terry J. Holton has been appointed President and Chief Executive Officer of Seaboard Foods LLC. Holton, with more than 30 years of pork industry experience, is a 17-year veteran of Seaboard Foods and has been instrumental in leading the Company from a start-up operation in the mid-1990s to a leading integrated food company producing and selling premium pork products throughout the United States and the world.

     Steve Bresky, President and Chief Executive Officer of Seaboard Corporation, says, "Terry brings with him a wealth of knowledge about the pork industry and has played an integral role in the success of Seaboard Foods. He believes in the strength and value of the integrated system and has a deep commitment to producing high-quality, consistent pork products for our customers. I'm confident he will continue to lead the company in a direction that will meet and exceed our domestic and international customers' expectations and will continue on the path of product innovation, company integrity and customer value."

     Holton joined Seaboard Foods in 1994 as Vice President of Processor Sales before the Company's Guymon, Oklahoma pork processing plant opened, and played a key role in developing customer-driven products from the Company's beginning. As the Company grew, his responsibilities expanded to oversight of international, retail and food service sales and marketing, and most recently he's served as Seaboard Foods Senior Vice President of Sales and Marketing.

     Holton succeeds Rod K. Brenneman, who was named President and Chief Executive Officer of Butterball, LLC, in September. Seaboard Corporation owns a 50-percent non-controlling voting interest in Butterball in partnership with Maxwell Farms, LLC.

     During Holton's tenure, sales have grown to more than $1.3 billion annually, and the Company has become an industry leader in supplying premium pork products to domestic and international markets. In addition, the Company expanded its business in both retail and food service, and introduced the PrairieFresh Premium Pork brand and the proprietary PrairieFresh Prime Cook-in Bag product line. In 2005, Seaboard Foods added bacon processing and processed meats sales with the purchase of Daily's Premium Meats.

     Holton says, "I'm excited to accept my new role with the Company. Over the past 17 years, I've had the privilege to be part of Seaboard Foods as we've built a reputation for unsurpassed food safety and quality products. I commit to Seaboard Foods' employees and customers to remain focused on delivering high-quality, consistent pork products, while working collaboratively to bring value to our customers and the Seaboard Foods integrated food system."

     In addition, to Holton's appointment, Gary Louis has been named Executive Vice President of Seaboard Foods and will report to Holton with leadership responsibilities for Live Operations and Business Services. He previously held the position of Vice President of Integrated Business Strategies. In addition, Duke Sand was promoted to Senior Vice President of Sales and Marketing, and had served as the vice president of international sales before assuming his new role.

     Seaboard Foods, with headquarters in Shawnee Mission, Kansas, is a leading integrated food company and a top exporter of U.S. pork to more than 30 countries. Pork products sold internationally bear the Seaboard Farms and St. Joe Pork brands. In the United States, Seaboard Foods markets fresh products under the PrairieFresh Premium Pork brand and processed meats under the Daily's Premium Meats brand. As part of the Company's sustainability

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commitment, Seaboard Foods  formed  High  Plains   Bioenergy,  a subsidiary
committed to creating sustainable energy solutions from the Seaboard Foods integrated system. For more information, visit www.SeaboardFoods.com.
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